Exhibit 99(2)

2009 Second Quarter Earnings Conference Call

Thank you Jay, and welcome to our second quarter conference call. I will make a few brief comments after which John Rielly will review our financial results.

Net income for the second quarter of 2009 was $100 million, versus $900 million a year ago.  Our results were negatively impacted by lower crude oil and natural gas selling prices, which more than offset the impact of higher production volumes compared to the year ago quarter.

For the second quarter of 2009, Exploration and Production earned $215 million.  Crude oil and natural gas production averaged 407 thousand barrels of oil equivalent per day, which was nearly 4 percent above the year ago period.  Higher year-over-year production resulted primarily from the addition of Phase 2 volumes at the Malaysia-Thailand JDA and the ramp-up of the Shenzi Field in the deepwater Gulf of Mexico; each of which added about 20 thousand barrels of oil equivalent per day versus the same period last year.

As a result of strong year to date production performance, we have raised our full year 2009 production forecast to a range of 390 to 400 thousand barrels of oil equivalent per day, versus our previously forecasted range of 380 to 390 thousand barrels of oil equivalent per day.

With regard to exploration, as was announced in early July, the operator of the Guarani well on Block BM-S-22 offshore Brazil did not file a Notice of Discovery and our share of the well cost was expensed in the second quarter.  The next steps are to analyze the significant amount of seismic, log and core data gathered from the first two wells, and to plan the location of a third well to help further evaluate the BM-S-22 license.

On Permit WA-390-P in the Northwest Shelf of Australia, we recently resumed exploration drilling.  Over the next 12 months, we plan to execute a 12 well program designed to further appraise the block.  Hess has a 100% interest in Permit WA-390-P.

Turning to Marketing and Refining, we reported a loss of $30 million for the second quarter of 2009.  The weak economy continued to have a negative impact on both volumes and margins in our M&R business.

Refining margins at our Hovensa joint venture refinery were significantly lower than last year’s second quarter primarily as a result of lower distillate crack spreads and significantly narrower light / heavy crude differentials.

Marketing results, while negative, were better than the year ago quarter.  Although retail marketing fuel volumes, on a per site basis, were down 4%, total convenience store sales were up 9%.  In Energy Marketing, electricity sales were higher, while natural gas and fuel oil sales volumes declined year over year.

Capital and exploratory expenditures in the first half of 2009 were $1.6 billion, substantially all of which were related to Exploration and Production activities.  For the full year 2009, our capital and exploratory expenditures forecast remains $3.2 billion.

We continue to control our capital expenditures and operating expenses in light of the weak economy and uncertain commodity price environment. As we mentioned on our last conference call, we are committed to maintaining our financial strength so that we will have the capability to fund our attractive investment opportunities to sustain growth in our reserves and production.

I will now turn the call over to John Rielly.